EXHIBIT 3.1.1
ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
DOLLAR TREE, INC.

The undersigned, on behalf of the Corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1.    The name of the Corporation is Dollar Tree, Inc.

2.    The Articles of Incorporation of the Corporation are hereby amended to add Article IX as follows:

ARTICLE IX
MEETINGS OF STOCKHOLDERS

Section 9.1    Right to Call Special Meetings. Except as otherwise required by law, special meetings of the stockholders of the Corporation for any purpose or purposes: (i) may be called at any time only by or at the direction of the Board of Directors acting pursuant to a resolution adopted by a majority of the entire Board of Directors, or by the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors or the Chief Executive Officer of the Corporation; and (ii) shall be called by the Chairman or the Secretary of the Corporation upon the written request of one or more stockholders that own, or who are acting on behalf of persons who own, shares representing fifteen percent (15%) or more of the voting power of the then outstanding shares of Common Stock entitled to vote on the matter or matters to be brought before the proposed special meeting, which written request shall state the purpose or purposes for which the special meeting is to be called. Except as provided for in the immediately preceding sentence or in the terms of any series of Preferred Stock, special meetings of the stockholders of the Corporation may not be called by any other person or persons.

Section 9.2    Purpose of Special Meeting. Any business that could be considered at an annual meeting of the stockholders may be considered at a special meeting of the stockholders, including the election and/or removal of any director or directors of the Corporation. The Corporation’s notice of special meeting shall specify the purpose or purposes for which the special meeting is called, and all business transacted at any special meeting shall be confined to the purpose or purposes stated in the Corporation’s notice of special meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting in the manner set forth in the By-laws.

Section 9.3    Record Date; Notice of Special Meeting. Upon request in writing sent by registered mail to the Chairman or to the Secretary by any stockholder or stockholders entitled to call a special meeting of the stockholders pursuant to this Article Ninth, the Board of Directors shall determine a place and time for such meeting, and shall hold such meeting and shall set a record date for the determination of stockholders entitled to vote at such meeting in the manner set forth in the By-laws. Following receipt of such request, it shall be the duty of the Secretary of the Corporation to cause notice to be given to the stockholders entitled to vote at such meeting, in the manner set forth in the By-laws.

3.    The foregoing amendment was adopted on April 5, 2022 by all of the members of the Corporation’s Board of Directors. Such amendment was recommended and submitted to the holders of the voting common stock of the Corporation, the only class of voting capital stock outstanding, at the annual meeting of shareholders of the Corporation called and held in accordance with the Virginia Stock Corporation Act (the “Act”) on June 30, 2022. As of the record date for that meeting, there were 225,568,429 shares of the Corporation’s voting common stock issued and outstanding, and 225,568,429 votes entitled to be cast on the amendment. At that meeting, 194,269,883 votes were cast for the amendment, 554,662 votes were cast against the amendment and 191,684 votes abstained. The number of votes cast for the amendment by the holders of the Corporation’s voting common stock was sufficient for approval of the amendment pursuant to Article VI of the Corporation’s Articles of Incorporation and Section 13.1-707(D) of the Act.

4.    Pursuant to Section 13.1-606 of the Act, these Articles of Amendment shall become effective on July 1, 2022.

(signatures on next page)

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed these Articles of Amendment on behalf of the Corporation.

DOLLAR TREE, INC.

Dated:	June 30, 2022	By:	/s/ Michael A. Witynski
Michael A. Witynski
President and Chief Executive Officer

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